Exhibit 99.1

Red Robin Gourmet Burgers Reports Unaudited Financial Results for the

Second Quarter Ended July 10, 2005, Provides Guidance for Third Quarter

and Updates Full Year 2005

Greenwood Village, CO — (BUSINESS WIRE) — August 11, 2005 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported unaudited financial results for the twelve and twenty-eight weeks ended July 10, 2005, as well as provided updated guidance for third quarter and full year 2005. The Company also announced today, in a separate release, certain management changes.

Financial and Operational Highlights

Highlights for the second quarter of 2005 compared to the same quarter last year are as follows and include the reporting change related to restaurant revenues as discussed below:

•	Total revenues increased 23.4% to $114.1 million

•	Company-owned comparable restaurant sales increased 4.8%

•	Restaurant-level operating profit increased 25.4% to $24.0 million

•	Income from operations increased 34.0% to $12.1 million

•	Diluted earnings per share increased 28.6% to $0.45

Highlights for the twenty-eight weeks ended July 10, 2005 compared to the twenty-eight weeks ended July 11, 2004 are as follows and include the reporting change related to restaurant revenues as discussed below:

•	Total revenues increased 23.0% to $255.3 million

•	Company-owned comparable restaurant sales increased 5.3%

•	Restaurant-level operating profit increased 27.6% to $53.2 million

•	Income from operations increased 46.1% to $25.1 million

•	Diluted earnings per share increased 43.1% to $0.93

“We believe our second quarter performance reflects the special appeal of our concept to women, teens and tweens as well as the exceptional guest experiences being created by our crew. Although our top-line was inline with our prior guidance, we exceeded our earnings expectations thanks to overall margin improvement. It was an outstanding effort for which the entire Red Robin team can all be proud,” said Eric Houseman, President and Chief Operating Officer.

During the second quarter, Red Robin opened three new company-owned restaurants, for a total of 11 new company-owned restaurants through July 10, 2005. Our franchisees opened four new restaurants in the second quarter, increasing year-to-date franchise openings to nine. One franchise unit was closed during the second quarter. As of the end of our second quarter there were 148 company-owned and 126 franchised Red Robin restaurants.

Second Quarter Results

Comparable restaurant sales increased 4.8% for company-owned restaurants in the second quarter of 2005 compared to second quarter 2004, driven by a 2.2% increase in guest counts and a 2.6% increase in the average guest check. Comparable sales in the second quarter of 2005 for franchise restaurants in the U.S. and Canada increased 3.8% and 6.7% over second quarter 2004, respectively.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 23.4% to $114.1 million in the second quarter of 2005, compared to $92.5 million in last year’s second quarter. Average weekly comparable sales for company-owned restaurants were $64,655 for the second quarter of 2005, compared to $61,670 for the same quarter a year ago.

The Company’s franchise royalties and fees increased $399,700, or 14.2%, in the second quarter of 2005, compared to the same period a year ago. This increase was primarily attributable to royalties generated from the 26 franchise restaurants opened in 2004 and 2005. For the second quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 16.9%, to $75.8 million, compared to $64.8 million in the prior year period. Average weekly sales in the second quarter for Red Robin’s comparable franchise restaurants were $59,348 in the U.S. versus $57,158 for the same period last year, and $44,651 in Canada versus $41,829 for the same period last year. Canadian results are in Canadian dollars.

Net income for the second quarter of 2005 was $7.4 million or $0.45 per diluted share, compared to net income of $5.7 million or $0.35 per diluted share in the prior year period.

Year-to-Date Results

Comparable restaurant sales increased 5.3% for company-owned restaurants in the twenty-eight weeks ended July 10, 2005, over the year ago comparable period, driven by a 2.5% increase in guest counts and a 2.8% increase in the average guest check. Comparable sales in the twenty-eight weeks ended July 10, 2005 for franchise restaurants in the U.S. and Canada increased 5.7% and 5.1%, respectively, over the year ago comparable period.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 23.0% to $255.3 million for the twenty-eight weeks ended July 10, 2005, compared to $207.5 million for the twenty-eight weeks ended July 10, 2004. Average weekly comparable sales for company-owned restaurants were $64,213 for the twenty-eight weeks ended July 10, 2005, compared to $60,963 for the twenty-eight weeks ended July 11, 2004.

The Company’s franchise royalties and fees for the twenty-eight weeks ended July 10, 2005 increased $1.2 million, or 19.1%, compared to the same period a year ago. This increase was primarily attributable to royalties generated from the franchise restaurants opened in 2004 and 2005. For the twenty-eight weeks ended July 10, 2005, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 22.8%, to $172.7 million, compared to $140.6 million in the twenty-eight weeks ended July 11, 2004. Average weekly sales in the twenty-eight weeks ended July 10, 2005 for Red Robin’s comparable franchise restaurants were $59,071 in the U.S. versus $55,903 for the same period last year, and $42,994 in Canada versus $40,892 for the same period last year. Canadian results are in Canadian dollars.

Net income for the twenty-eight weeks ended July 10, 2005 was $15.4 million or $0.93 per diluted share, compared to net income of $10.6 million or $0.65 per diluted share in the prior year period.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (GAAP). Schedule 1 of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

Outlook

For the third quarter ending on October 2, 2005, the Company expects total revenues of approximately $113 to $115 million and net income of approximately $0.28 to $0.30 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 2.0% to 3.0%, the opening of four new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full year 2005, the Company expects revenues of approximately $487 to $491 million and net income of $1.64 to $1.67 per diluted share. This estimate assumes a comparable restaurant sales increase of 4.0% to 5.0%, the addition of 26 new corporate restaurants and 15 to 17 new franchise restaurants during fiscal 2005.

Our projected results for the third quarter ending October 2, 2005 and for full year 2005 include a non-cash charge of approximately $2.8 million ($1.8 million net of tax) or approximately $0.11 per share. During September 2002, the Company’s board of directors approved accelerated vesting of approximately 400,000 stock options that were originally granted in May 2000 to Messieurs Snyder and McCloskey. This acceleration effectively modified these awards and revalued these awards based upon the fair value of the underlying stock at the time of the modification. The departure of Mr. Snyder and Mr. McCloskey in the third quarter of 2005 will require the recognition of the $1.8 million stock compensation cost, net of tax, related to the modification.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter results on Thursday, August 11, 2005, at 5:00 p.m. ET. The conference call number is (800) 565-5442 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit the “Investors” link of the Company’s website at www.redrobin.com. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 275 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	July 10, 2005	December 26, 2004
Assets:
Current Assets:
Cash and cash equivalents	$7,030	$4,980
Accounts receivable, net	2,715	2,345
Inventories	5,885	5,422
Prepaid expenses and other current assets	2,620	4,401
Income tax refund receivable	—	1,779
Deferred tax asset	1,605	1,605
Restricted current assets – marketing funds	1,201	1,145

Total current assets	21,056	21,677

Property and equipment, net	233,786	205,304
Deferred tax asset	1,450	1,468
Goodwill	25,720	25,720
Other intangible assets, net	7,393	7,584
Other assets, net	2,213	2,748

Total assets	$291,618	$264,501

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,216	$9,759
Accrued payroll and payroll related liabilities	15,748	14,637
Unredeemed gift certificates	3,532	5,646
Accrued liabilities	8,419	7,241
Accrued liabilities – marketing funds	1,201	1,145
Current portion of debt and capital lease obligations	34,742	3,148

Total current liabilities	76,858	41,576

Deferred rent payable	14,111	13,378
Long-term debt and capital lease obligations	10,818	44,595
Other non-current liabilities	3,766	3,219
Commitments and contingencies
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 16,305,688 and 16,146,486 shares issued and outstanding as of July 10, 2005 and December 26, 2004, respectively	16	16
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	130,424	125,685
Deferred stock compensation	(25)	(50)
Receivables from stockholders/officers	—	(4,155)
Accumulated other comprehensive loss, net of tax	27	—
Retained earnings	55,623	40,237

Total stockholders’ equity	186,065	161,733

Total liabilities and stockholders’ equity	$291,618	$264,501

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve-Weeks Ended		Twenty-Eight Weeks Ended
	July 10, 2005	July 11, 2004	July 10, 2005	July 11, 2004
Revenues:
Restaurant	$110,832	$89,601	$247,815	$201,189
Franchise royalties and fees	3,210	2,811	7,287	6,121
Rent revenue	62	61	211	197

Total revenues	114,104	92,473	255,313	207,507

Costs and expenses:
Restaurant operating costs:
Cost of sales	26,113	21,322	58,593	48,115
Labor	37,567	30,358	83,468	68,843
Operating	16,318	13,096	36,927	29,629
Occupancy	6,789	5,648	15,640	12,929
Depreciation and amortization	5,957	4,817	13,243	10,715
General and administrative	8,296	7,095	19,520	17,517
Pre-opening costs	992	1,127	2,812	2,575

Total costs and expenses	102,032	83,463	230,203	190,323

Income from operations	12,072	9,010	25,110	17,184
Interest expense, net	705	505	1,519	1,238
Other	17	(207)	63	(169)

Income before income taxes	11,350	8,712	23,528	16,115
Provision for income taxes	3,927	3,033	8,142	5,526

Net income	$7,423	$5,679	$15,386	$10,589

Earnings per share:
Basic	$0.46	$0.35	$0.95	$0.66

Diluted	$0.45	$0.35	$0.93	$0.65

Weighted average shares outstanding:
Basic	16,255	16,007	16,199	15,985

Diluted	16,679	16,302	16,619	16,301

Revenue Reporting Change

The Company has changed the manner in which it reports costs relating to complimentary employee meals. This change has no effect on net income. Historically, the Company has reported the complimentary portion of team member meals as restaurant revenues, with an offsetting operating expense reported in restaurant labor and general and administrative costs. The Company will now report the complimentary portion of team member meals as a contra-revenue. This change results in a decrease in restaurant revenues and a corresponding decrease in restaurant labor and general and administrative costs. All amounts reported throughout this press release have been adjusted to reflect this change in reporting, including our outlook for the third quarter and full year 2005. The impact on the periods presented above is as follows: For the twelve weeks ended July 10, 2005, restaurant revenues decreased by $1.6 million, or 1.4%, and restaurant labor costs and general and administrative decreased by $1.5 million and $67,600, respectively. For the twelve weeks ended July 11, 2004, restaurant revenues decreased by $1.3 million, or 1.4%, and restaurant labor costs and general and administrative decreased by $1.3 million and $56,300, respectively. For the twenty-eight weeks ended July 10, 2005, restaurant revenues decreased by $3.5 million, or 1.4%, and restaurant labor costs and general and administrative decreased by $3.4 million and $141,100, respectively. For the twenty-eight weeks ended July 11, 2004, restaurant revenues decreased by $2.9 million, or 1.4%, and restaurant labor costs and general and administrative decreased by $2.9 million and $126,700, respectively.

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Eight Weeks Ended
	July 10, 2005	July 11, 2004
Cash Flows From Operating Activities:
Net income	$15,386	$10,589
Non-cash adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,243	10,715
Other	2,728	79
Changes in operating assets and liabilities	5,889	7,378

Net cash flows provided by operating activities	37,246	28,761

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	—	1,102
Purchases of property and equipment	(39,377)	(35,351)

Net cash flows used in investing activities	(39,377)	(34,249)

Cash Flows From Financing Activities:
Borrowings of debt	9,301	8,849
Payments of debt and capital lease obligations	(11,621)	(5,157)
Repayment of stockholders/officers notes	3,600	53
Proceeds from exercise of stock options and employee stock purchase plan	2,901	912

Net cash flows provided by financing activities	4,181	4,657

Net increase (decrease) in cash and cash equivalents	2,050	(831)
Cash and cash equivalents, beginning of period	4,980	4,871

Cash and cash equivalents, end of period	$7,030	$4,040

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$5,696	$1,546
Interest paid, net of amounts capitalized	1,330	1,176

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$1,760	$4,371
Capital lease obligations incurred for equipment purchases	137	—
Tenant improvement allowance paid directly by landlord to general contractor	—	1,383

Cash Flow Reporting Change

The Company has changed the manner in which it reports its consolidated statements of cash flows to eliminate acquisitions of property and equipment on account, which were previously reported as a component of changes in operating assets and liabilities and purchases of property and equipment in net cash flows provided by operating activities and net cash flows used in investing activities, respectively. There was no impact on net income. These amounts have now been presented as supplemental disclosure of non-cash items. These changes totaled $1.8 million and $4.4 million for the twenty-eight weeks ended July 10, 2005 and July 11, 2004, respectively. These amounts will be reported as future cash outflows when the accrued purchases are paid.

Schedule I

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate a company’s restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth the Company’s calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, the most directly comparable GAAP measures.

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 10, 2005	July 11, 2004	July 10, 2005	July 11, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Restaurant revenues	$110,832	$89,601	$247,815	$201,189
Restaurant operating costs:
Cost of sales	26,113	21,322	58,593	48,115
Labor	37,567	30,358	83,468	68,843
Operating	16,318	13,096	36,927	29,629
Occupancy	6,789	5,648	15,640	12,929

Restaurant-level operating profit	24,045	19,177	53,187	41,673

Add – other revenues	3,272	2,872	7,498	6,318

Deduct – other operating expenses:
Depreciation and amortization	5,957	4,817	13,243	10,715
General and administrative	8,296	7,095	19,520	17,517
Pre-opening costs	992	1,127	2,812	2,575

Total other operating expenses	15,245	13,039	35,575	30,807

Income from operations	12,072	9,010	25,110	17,184

Total other expenses	722	298	1,582	1,069
Provision for income taxes	3,927	3,033	8,142	5,526

Total other	4,649	3,331	9,724	6,595

Net income	$7,423	$5,679	$15,386	$10,589